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                                                                  EXHIBIT 10.40


                              STATE OF CALIFORNIA

                            DEPARTMENT OF INSURANCE

                                 SAN FRANCISCO

                                    --------

                                    Amended

                            Certificate of Authority

                                    --------

THIS IS TO CERTIFY, That, pursuant to the Insurance Code of the State of California,

                       Superior Pacific Casualty Company

of Woodland Hills, California, organized under the laws of California, subject to its Articles of Incorporation or other fundamental organizational documents, is hereby authorized to transact within this State, subject to all provisions of this Certificate, the following classes of insurance:

                      Liability and Workers' Compensation

as such classes are now or may hereafter be defined in the Insurance Laws of the State of California.

   THIS CERTIFICATE is expressly conditioned upon the holder hereof now and hereafter being in full compliance with all, and not in violation of any, of the applicable laws and lawful requirements made under authority of the laws of the State of California as long as such laws or requirements are in effect and applicable, and as such laws and requirements now are, or may hereafter be changed or amended.

                                IN WITNESS WHEREOF, effective as of the 15th day of May, 1997, I have hereunto set my hand and caused my official seal to be affixed this 15th day of May, 1997.
[SEAL]
                                                Chuck Quackenbush
                                                Insurance Commissioner

                                         By     /s/ Victoria S. Sidbury
                                                -------------------------
                                                Victoria S. Sidbury
                                                Deputy

NOTICE
Qualification with the Secretary of State must be accomplished as required by the California Corporations Code promptly after issuance of this Certificate of Authority. Failure to do so will be a violation of Ins. Code Sec. 701 and will be grounds for revoking this Certificate of Authority pursuant to the covenants made in the application therefor and the conditions contained herein.

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STATE OF CALIFORNIA                   CHUCK QUACKENBUSH, Insurance Commissioner

DEPARTMENT OF INSURANCE
45 FREMONT STREET, 24TH FLOOR
SAN FRANCISCO, CA 94105                                                  [SEAL]

May 15, 1997

Mr. Franklin L. Damon
11845 West Olympic Blvd., Ste. 1000
Los Angeles, CA 90064

SUBJECT:  Certificate of Authority - California
          Superior Pacific Casualty Company
          Permanent No. 3118-7*

Dear Mr. Damon:

Transmitted herewith is Amended Certificate of Authority No. 6504 issued and effective May 15, 1997, and superseded Amended Certificate of Authority No. 5624. All insurers must contact the Secretary of State at 1230 J Street, Sacramento, CA 95814, in order to obtain a Certificate of Qualification as required by California Corporations Code Section 2105 before transacting an insurance business in California. Failure to do so will be in violation of Insurance Code Section 701 and will be grounds for revoking the Certificate of Authority pursuant to the covenants made in the application therefor and the conditions contained therein.

This Certificate of Authority does not permit the writing of any insurance contracts within this State until you are in full compliance with the provision of Proposition 103 (California Insurance Code Section 1861 et seq.). It is the licensee's responsibility to obtain prior approval of its rates in accordance with those provisions. The classes of insurance which are exempt from the rate filing requirements include reinsurance, life, title, marine (certain types), disability, workers' compensation, mortgage and insurance transacted by county mutual life insurers. All rate filing applications must be submitted to the Department of Insurance, Rate Filing Bureau, 45 Fremont Street, San Francisco, CA 94105.

California has adopted comprehensive regulations governing claims handling. See Title 10, California Code of Regulations, Section 2695.1 et seq., for insurer duties, which include the training of employees and agents. Additionally, pursuant to Insurance Code Section 1875.20, every insurer admitted to do business in this State shall maintain a Special Investigative Unit ("SIU") to investigate possible fraudulent claims by insureds or by persons making claims for services or repairs against policies held by insureds. Insurers are required to file a written statement with the Department attesting to the existence and maintenance of a SIU within the organization. Failure to comply may subject

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Mr. Franklin L. Damon
May 15, 1997
Page 2

insurers to fines and penalties. See California Code of Regulations, Section 2698.40, et. seq.

California insurance regulations may be obtained by calling Barclay's Law Publishers at (800) 888-3600 and ordering a copy of Title 10, Chapter 5, of the California Code of Regulation. California insurance statutes may be obtained by calling West Publishing Company at 1-800-328-9352 and ordering a copy of the California Insurance Code.

If Life, Disability or Workers' Compensation will be written, see the following:

Disability, workers' compensation, group life, variable life and annuity, credit life and credit disability insurance policies are subject to approval prior to use. Except as noted below, the submission of other individual life forms is not required except credit life forms and those forms required to be filed under California Insurance Code Sections 10271 and 10292. California-based insurers must receive approval of all separate account pension, retirement or profit-sharing plans. The procedures for filing the required forms are contained in Title 10, California Code of Regulations Sections 2200 through 2218.10. Licensees should become familiar with these filing regulations before submitting forms for approval.

Forms required to be submitted for approval (other than workers' compensation) should be sent to the Insurance Commissioner, Policy Approval Bureau, 45 Fremont Street, San Francisco, CA 94105. Worker's compensation forms are first filed with the Workers' Compensation Insurance Rating Bureau of California, Spear Street Tower, One Market Plaza, San Francisco, CA 94105. Individual life policies of the type described in California Insurance Code Section 10489.10 and this Department's Bulletin No. 82-5 must be filed with the Insurance Department's Actuarial Division (California Insurance Department, 300 South Spring Street, Los Angeles, CA 90013) prior to use in this State.

Very truly yours,

/s/ GLORIA R. MUNAR
   -------------------------
Gloria R. Munar
Legal Division
(415) 538-4437


* This is the company's permanent number. It must be used on all correspondence (including "Action Notice") addressed to the Department's License bureau; otherwise, the computer will reject
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Mr. Franklin L. Damon
May 15, 1997
Page 3

the notice. Please do not send correspondence to the License Bureau until at least one week after receipt of your Certificate of Authority to allow time for computer processing of the company name.

Enclosures